Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software’s Pivotal CRM Helps Evangelical Christian Credit Union Improve Collaboration and Increase Client Acquisition and Retention

Pivotal CRM Delivers 360 Degree View of Member Information so Evangelical Christian Credit
Union Can Provide More Personalized Service, Improve Business Analysis, and Deepen its Client
Relationships

HONG KONG, ATLANTA—June 03, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software and services, announced today that Evangelical Christian Credit Union (ECCU) has increased client retention and acquisition, and improved collaboration and communication after implementing Pivotal CRM for Financial Services.

“We’ve recognized that our success is dependent upon our ability to strengthen and retain relationships with our existing customers,” says Alan Weisenberger, ECCU’s vice president of technology services. “Pivotal CRM gives us a platform to help enable every interaction, from acquisition through the entire customer life-cycle to deliver consistently on our brand promise. We gain insights through the Pivotal system that allow us to understand our customers more fully, serve them better, and thus establish loyalty so we can retain them longer. Also, that same comprehensive view of the customer enhances our customer acquisition processes by helping us understand important factors like share-of-wallet and network relationships.”

ECCU is a banking resource for churches, Christian schools and other evangelical ministries throughout the U.S. Although ECCU primarily serves organizations rather than individuals, many of its individual members are also part of one or more of these organizations, and many of the organizations have ties to each other. As a result of these complex, multi-layered interconnections, as well as ECCU’s rapid growth, the credit union knew it needed an industry-specific technology for more effective management of their customer relationships.

After a thorough search of the CRM market, ECCU determined that Pivotal CRM for Financial Services could better support the commercial orientation of the credit union and manage the complex member relationships without significant customization. “The out-of-the-box functionality for commercial banking significantly reduced the need for customization. The rich functionality in addition to the ease and flexibility of Pivotal CRM helped us achieve almost 100% user adoption very quickly,” said Weisenberger.

Furthermore, by implementing Pivotal CRM for Financial Services, ECCU has improved collaboration and communication in and among its front-line sales force, as well as a variety of sales support users making it easy for any user to go into the system and see the status of a transaction. Now, ECCU’s mobile sales people can access information at their own convenience, sitting in a hotel room, for example, rather than emailing an in-house support person and waiting for a response, which might not arrive until the next morning.

Management at ECCU also benefits from Pivotal CRM. “With Pivotal CRM, our sales management has one place to go to assess the status of our sales pipeline at the enterprise level, by individual sales rep, or various other criteria. We can see trends on a chart and drill down to see the specific opportunities that make up the projected numbers,” said Weisenberger.

Weisenberger concluded, “Pivotal CRM is a vital part of our credit union’s future growth. Without Pivotal CRM, we believe we would be constrained in our ability to acquire new customers and provide the personalized services needed to delight and retain our current customers.”

About Pivotal CRM for Financial Services
Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.
Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

About Evangelical Christian Credit Union
ECCU began operations as the Conservative Baptist Credit Union of Southern California, merging with the Association of Christian Schools International Credit Union in 1984 and broadening its field of membership to become ECCU. Since that time, it has continued to grow at a rapid pace, today employing approximately 300 people and representing nearly $3 billion in total assets under management.

ECCU is the banking resource for churches, Christian schools, and other evangelical ministries nationwide. They also serve missionaries in more than 100 countries around the world. While its business focus is providing financial services to evangelical organizations, the credit union does provide personal banking services such as savings and checking accounts to individual members and their families. For more than 40 years ECCU’s members and employees have shared a commitment to the mission of making evangelical Christian ministries more effective.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services,  CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding the capabilities of Pivotal CRM for Financial Services and benefits of using it, including increases in service levels, customer retention, customer acquisition, increased collaboration and strengthening relationships, clarity of information and insight, better understanding of customers and their needs, the flexibility, ease of use and user adoption of Pivotal CRM for Financial Services, beliefs regarding the contribution of Pivotal CRM to future growth of an organization, beliefs regarding factors for success in the credit union industry, and the ability of Pivotal CRM to address the needs of organizations such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the continued ability of Pivotal CRM solutions to address requirements of non-profit organizations; demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow organizations to compete more effectively and changes in the type of information required to compete in their respective industries. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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